Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (referred to hereinafter as “Agreement”), effective March 1, 2010, is entered into by and between The PBSJ Corporation, a Florida corporation (the “Company” and collectively with its subsidiaries and other affiliates “PBSJ”), and John B. Zumwalt, III, individually and on behalf of his heirs, executors, administrators, legal representatives, and assigns (referred to hereinafter as “Zumwalt”).

WHEREAS, Zumwalt has been employed by the Company as its Chief Executive Officer; and,

WHEREAS, Zumwalt has elected to voluntarily resign his employment with the Company and the Company has accepted Zumwalt’s voluntary resignation; and,

WHEREAS, the parties desire to formalize the future obligations of any party and to fully and completely resolve any and all claims, known and unknown, which the parties had, have or may have between them, in accordance with the provisions of this Agreement;

THEREFORE, in consideration of the promises and mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination of Employment. Zumwalt confirms his decision to voluntarily resign his employment with the Company, effective March 1, 2010 (the “Termination Date”). Zumwalt understands and acknowledges that his resignation will also serve as his resignation from any committees, boards, and any other office or positions that he holds with PBSJ.

2. Transition and Severance Benefits. In recognition for his services to PBSJ and as consideration for Zumwalt’s agreement to the terms of this Agreement, the Company agrees to provide Zumwalt with the following benefits:

(a) Transition Payment. The Company shall pay to Zumwalt a transition payment equal to Nine Hundred Thousand Dollars ($900,000), less all applicable tax withholdings (the “Transition Payment”), payable in twenty-four (24) equal consecutive monthly installments, commensurate with the standard payroll practices of the Company, commencing on April 1, 2010. In the event of a sale of all or substantially all of the assets of the Company, or a merger, reorganization or similar transaction, after which the employee shareholders of the Company do not retain more than 50% of the combined voting power of the then outstanding voting securities of the acquiring or surviving entity (each a “Change in Control”), any remaining monthly installments of the Transition Payment, less all applicable tax withholdings, shall be paid to Zumwalt as a lump sum payment within 30 days after the Change in Control.

(b) Severance Payment. The Company shall pay to Zumwalt a severance payment equal to Three Hundred Thirty Thousand Dollars ($330,000), less all applicable tax withholdings, payable in a lump sum payment on the eighth day following the date on which Zumwalt executes this Agreement.

(c) Continuation of Health Benefits. All benefits that Zumwalt and his family were entitled to under PBSJ’s life, health, medical, dental, and disability insurance plans shall terminate as of the Termination Date. However, Zumwalt and his eligible family members shall continue to be eligible to receive health benefits under PBSJ’s plan for a period of up to 18 months immediately following the Termination Date, if and to the extent that Zumwalt elects such continuation of health benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) and pays for such COBRA coverage at the same cost as is provided to other separating employees.

(d) Stock Vesting and Redemption.

(i) As of the Termination Date, Zumwalt holds 1,526 restricted shares of the Company’s common stock (the “Restricted Stock”). As of the Termination Date, all 1,526 shares of the Restricted Stock shall become fully vested. Zumwalt shall pay to the Company any federal, state or local income taxes required to be withheld with respect to the vesting of the 1,526 shares of the Restricted Stock by surrendering 461.32 shares of the Restricted Stock to the Company, which have a value equal to the required federal, state or local income taxes required to be withheld.

(ii) As of the Termination Date, the 1,526 shares of the Restricted Stock represent the only shares of the Company’s common stock that Zumwalt owns or holds directly. The Company shall redeem all 1,064.68 shares of the Restricted Stock that remain after 461.32 shares of the Restricted Stock are withheld to pay taxes pursuant to Section 2(d)(i), for $39.31 per share, in a lump sum payment during the next open trading window in accordance with the Company’s redemption policies.

(iii) As of the Termination Date, Zumwalt beneficially owns 48,030.527 shares of the Company’s common stock in his Company Stock Account under the PBSJ Employee Profit Sharing and Stock Ownership Plan (the “401(k) ESOP”), of which 43,236.104 relate to Zumwalt’s elective deferrals and 4,794.423 relate to employer contributions allocated to Zumwalt’s account under the 401(k) ESOP. The shares held in Zumwalt’s Company Stock Account under the 401(k) ESOP shall be redeemed during the next open trading window in accordance with the terms of the 401(k) ESOP at the price per share at which other shares of the Company’s common stock in the 401(k) ESOP are sold during that open trading window.

(e) Paid Time Off. The Company shall pay to Zumwalt an amount equal to $16,003.41, as compensation for all accrued but unused paid time off, less all applicable tax withholdings, in a lump sum payment on the eighth day following the date on which Zumwalt executes this Agreement.

(f) Deferred Compensation. As of March 1, 2010, the value of the accumulated benefits payable to Zumwalt under The PBSJ Corporation Key Employee Capital Accumulation Plan, effective September 30, 2008 (the “KECAP”) was equal to $946,824.15. The Company shall pay to Zumwalt the value of the accumulated benefits, adjusted for investment earnings or losses and any expenses allocated to his account under the KECAP through the end of the sixth month following the month in which the Termination Date occurs, payable to Zumwalt under the KECAP, less applicable tax withholdings, pursuant to the terms and conditions of the KECAP and the elections made by Zumwalt with respect to the time and form of payment of the accumulated benefits payable to Zumwalt under the KECAP.

(g) Legal Fees. The Company shall reimburse Zumwalt Twenty Thousand Dollars ($20,000), less all applicable tax withholdings (the “Legal Fee Reimbursement”), for his legal fees reasonably incurred in connection with the negotiation and review of this Agreement actually paid or incurred by Zumwalt. The Company shall pay Zumwalt the Legal Fee Reimbursement on the eighth day following the date on which Zumwalt executes this Agreement.

(i) Insurance Coverage. The Company shall continue to provide coverage to Zumwalt under any Directors and Officers and Errors and Omissions Insurance Policies maintained by the Company for its officers and directors with respect to Zumwalt’s services as a Director and Officer of PBSJ for occurrences on or before (but not after) the Termination Date.

(j) Assignment of Rights. The Company shall assign its rights with respect to any home computer, home facsimile machine, home printer, home telephone line, cellular telephone, professional/financial newspaper and magazine subscriptions, airline club membership, automobile lease and country club membership, used by or maintained for the benefit of Zumwalt immediately prior to the Termination Date (collectively referred to as the “Assigned Rights”) and Zumwalt shall assume any costs or other obligations associated with the Assigned Rights after the Termination Date and indemnify the Company against any costs it incurs in connection therewith.

3. Consulting.

(a) Consulting Period. For the three (3) month period immediately following the Termination Date (the “Consulting Period”), Zumwalt shall make himself available to consult with the Company at the Company’s request, on a reasonable, as needed basis, in connection with possible mergers and acquisitions by the Company (the “Consulting Services”).

(b) Consulting Fee. In consideration for the Consulting Services, the Company shall pay a consulting fee to Zumwalt equal to One Hundred Thirty-Five Thousand Dollars ($135,000), less all applicable tax withholdings (the “Consulting Fee”), payable in three equal consecutive monthly installments over a three-month period, commencing on April 1, 2010.

(c) Reimbursements. Subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse Zumwalt for all reasonable expenses previously approved in writing by the Company and actually paid or incurred by Zumwalt during the Consulting Period in the course of his providing Consulting Services at the request of the Company. Zumwalt shall account to the Company in writing for all expenses for which reimbursement is sought and shall provide to the Company copies of all relevant invoices, receipts or other evidence as may be requested by the Company. In no event shall expenses be reimbursed after the end of the calendar year following the year in which the expense is incurred.

(d) Additional Consulting Services and Fees. Following the end of the Consulting Period, in the event that the Company requests Zumwalt to provide additional consulting services to the Company, and Zumwalt agrees to perform those services, then the Company shall pay Zumwalt a per diem payment of Three Thousand Dollars ($3,000) per day for those additional consulting services.

4. No Further Benefits or Compensation. Zumwalt acknowledges and agrees that, with the exception of those benefits set forth in this Agreement, he is not entitled to any other compensation or benefit of any kind or nature, from PBSJ, including, but not limited to, any other compensation or benefits or other monies that Zumwalt may have been entitled to under (i) the Supplemental Retirement/Death Benefits Agreement, dated December 17, 1987, between the Company and Zumwalt, as amended from time to time, (ii) the Agreement, dated as of April 1, 1993, between the Company, Post, Buckley, Schuh & Jernigan, Inc. and Zumwalt, (iii) the Supplemental Income Plan, effective January 12, 1988, (iv) the Company’s Supplemental Income Program, and (v) the KECAP.

5. Non-Disparagement. Zumwalt agrees that he will not disparage, encourage or induce others to disparage or otherwise cast PBSJ or any of their respective officers, directors or employees in a negative light.

6. Duty of Cooperation. For a period of two (2) years following the Termination Date, Zumwalt agrees to fully and promptly cooperate and make himself available to PBSJ and their respective officers, directors or employees in connection with any threatened or pending investigation of, or litigation against, PBSJ, including, upon reasonable notice from PBSJ, preparing for and appearing at deposition or at trial in connection with any such matters, and helping to respond to any inquiries that may arise concerning matters which Zumwalt was handling on behalf of PBSJ. Zumwalt agrees to cooperate fully in effecting an orderly transition with regard to the termination of the Zumwalt’s employment and the transition of his duties to other employees of PBSJ.

7. Restrictive Covenants. In consideration of the provisions, promises, terms and conditions of this Agreement, the parties agree to the following restrictive covenants:

(a) Confidentiality and Nondisclosure. Zumwalt agrees to treat all information received, acquired, maintained, prepared or used during the course of his employment with PBSJ on a strictly confidential basis and not to disclose, use, give, loan, sell or otherwise dispose of, or make available to any person, firm or other entity, directly or indirectly, such information at any time in the future without the express written authorization of the Chief Executive Officer of the Company.

(b) Return of Property. On or before the Termination Date, Zumwalt agrees to return all PBSJ property in his possession (including any and all copies) including, but not limited to, credit cards, keys, computers, computer software, files, manuals, letters, notes, records, drawings, art, notebooks, reports, documents, disks, and any other information, which he obtained, prepared, acquired, maintained or used during his employment with PBSJ. Zumwalt’s obligation pursuant to this paragraph shall apply to all PBSJ property without regard to the form of the information and without regard to whether the property was maintained in his office, home or other location.

(c) Noncompetition: For a period two (2) years from the Termination Date, Zumwalt agrees not to, directly or indirectly, engage in, be employed by, or to consult with, any business in competition with PBSJ. This restriction shall apply to, but not be limited to, those entities listed in Addendum 1 attached hereto. This restriction shall extend to any and all activities by Zumwalt, whether as an employee, independent contractor, partner, joint venturer, officer, director, owner, stockholder or agent on behalf of himself or for any person, firm, partnership, corporation or other entity.

(d) Nonsolicitation of Employees, For a period of two (2) years from the Termination Date, Zumwalt agrees not to, directly or indirectly, solicit or otherwise induce or encourage any employee of PBSJ to separate his or her employment with PBSJ. During this two year period, Zumwalt agrees not to directly or indirectly hire, on behalf of himself or any other individual or entity, any employee employed by PBSJ on the Termination Date.

(e) Nonsolicitation of Clients. For a period of two (2) years from the Termination Date, Zumwalt agrees not to, directly or indirectly, solicit, divert or alienate any current or prospective client of PBSJ.

(f) Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law,

8. Enforcement of Restrictive Covenants. Zumwalt acknowledges and confirms that the restrictive covenants contained in Section 7 (including without limitation the length of the term of the provisions of Section 7) are reasonably necessary to protect the legitimate business interests of PBSJ, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. Zumwalt further acknowledges and confirms that the compensation payable to Zumwalt under this Agreement is in consideration for the duties and obligations of Zumwalt hereunder, including the restrictive covenants contained in Section 7, and that such compensation is sufficient, fair and reasonable. Zumwalt acknowledges and agrees that damages at law alone will be an insufficient remedy to PBSJ in the event of a violation of any of the restrictive covenants set forth in Section 7. Accordingly, the parties agree that PBSJ shall be entitled to obtain injunctive relief to enforce the provisions of Section 7. Zumwalt acknowledges and agrees that injunctive relief shall be in addition to any other rights or remedies available to PBSJ, at law or in equity, including, but not limited to, the recovery of actual damages. In the event of a breach of Section 7 by Zumwalt, in addition to any other equitable or legal relief available, Zumwalt agrees that the payment of any Transition Payment, Consulting Fee or Legal Fee Reimbursement not yet paid at the time of the breach, will cease and he will be obligated to repay the entire portion of the Transition Payment, Consulting Fee, and Legal Fee Reimbursement already received. The parties agree that no waiver by PBSJ of any breach of Section 7 by Zumwalt unless PBSJ expressly consents to the breach in a writing signed by the Chief Executive Officer of the Company. Any such waiver of any breach of Section 7 by Zumwalt shall not be construed as a waiver of any subsequent breach by Zumwalt. Zumwalt acknowledges and agrees that the existence of any claim against PBSJ, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of Section 7 by PBSJ.

9. Released Claims. In consideration of the provisions, promises, terms and conditions of this Agreement, Zumwalt, his personal representatives, heirs and assigns (“Releasing Parties”) hereby UNCONDITIONALLY, FULLY AND FINALLY RELEASES AND FOREVER DISCHARGES PBSJ and all their respective past and present shareholders, directors, officers, employees, partners, agents and representatives from any and all duties, claims, rights, complaints, charges, damages, costs, expenses, attorneys’ fees, debts, demands, actions, obligations, liabilities, and causes of action, of any and every kind, nature, and character whatsoever, whether known or unknown, whether arising out of contract, tort, statute, settlement, equity or otherwise, whether foreseen or unforeseen, whether past, present, or future, whether fixed, liquidated, or contingent, which the Releasing Parties have, had, or may in the future claim to have based on any act or omission concerning any matter, cause, or thing arising prior to, and up to, the Termination Date (all of the foregoing are hereinafter referred to collectively as the “Released Claims”); provided, however, that nothing contained in this Section 9 shall release PBSJ from its obligations to Zumwalt under (i) this Agreement, (ii) Article IX of the Amended and Restated Bylaws of The PBSJ Corporation, and (iii) the Indemnification Agreement, entered into by and among the Company and Zumwalt, dated June 23, 2009.

(a) The Released Claims include, but are not limited to, those directly or indirectly arising out of, or in any way pertaining to, claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981, 1983, the Fair Labor Standards Act, the Americans with Disabilities Act, the Sarbanes-Oxley Act, the Florida Civil Rights Act, the Florida Whistleblower Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act, or any other federal, state or local law, ordinance, regulation, custom, rule or policy; or any cause of action in common law, including but not limited to actions in contract or tort, including any intentional torts; or any claim based upon or related to any instrument, agreement, or document entered into by or between the parties.

(b) The Released Claims shall be deemed to include a full and complete release by the Releasing Parties of any and all claims against PBSJ and each of their respective officers, directors, employees, agents, insurers and attorneys, any employee benefit plans, as well as their respective, officers, directors, employees, agents, insurers and attorneys and any claims relating to (i) the Supplemental Retirement/Death Benefits Agreement, dated December 17, 1987, between The PBSJ Corporation and Zumwalt, as amended from time to time, (ii) the Agreement, dated as of April 1, 1993, between The PBSJ Corporation, Post, Buckley, Schuh & Jernigan, Inc. and Zumwalt, (iii) the Supplemental Income Plan, effective January 12, 1988, (iv) the PBSJ’s Supplemental Income Program, and (v) the KECAP.

10. No Charges Filed. Zumwalt represents and warrants that he has not filed any claims or causes of action against PBSJ, including but not limited to any charges of discrimination against PBSJ, with any federal, state or local agency or court.

11. No Administrative Proceeding to be Filed. Zumwalt agrees not to institute an administrative proceeding or lawsuit against PBSJ, and represents and warrants that, to the best of his knowledge, no other person or entity has initiated or is authorized to initiate such administrative proceedings or lawsuit on his behalf. Furthermore, Zumwalt agrees not to encourage any other person or suggest to any other person that he or she institute any legal action or claim against PBSJ or any of their respective past and present shareholders, directors, officers, or agents.

12. Representations by Zumwalt. Zumwalt agrees that if, after signing this Agreement, he thereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the claims released hereunder, or asserts in any manner against PBSJ any of the claims released hereunder, Zumwalt shall pay to PBSJ, or the employee, officer, director, agent, representative, or shareholder, or their successor in interest, in addition to any other damages caused by him, all attorneys’ fees incurred by any of them in defending or in otherwise responding to such suit or claim.

13. Non-Admission of Liability. Nothing in this Agreement shall be construed as an admission of wrongdoing by any party.

14. Waivers. The waiver by any party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

15. Taxes. Zumwalt agrees that, to the extent that any federal, state or local taxes and/or penalties of any kind may be due or payable as a result of the consideration provided to him under the Agreement, he will be responsible for the payment of, and will pay, such taxes and/or penalties.

16. Entire Agreement. This Agreement constitutes the complete understanding between Zumwalt and PBSJ. Zumwalt acknowledges and declares that no other contract, promise or inducement has been made, whether oral or written. This Agreement shall supersede any and all other agreements, whether oral or written, made prior to the date of execution herein.

17. Consultation with Attorney. Zumwalt acknowledges that he has consulted with an attorney prior to signing this Agreement.

18. Right of Rescission. Zumwalt acknowledges that he has been offered the opportunity to take up to 21 days to consider this Agreement. Additionally, Zumwalt understands that he may revoke this Agreement within seven (7) days of his signing it. To be effective, a revocation must be in writing and received by the Company’s General Counsel, Benjamin Butterfield, no later than 4:30 p.m. on the seventh calendar day following Zumwalt’s execution of the Agreement. Zumwalt understands that if he revokes this Agreement it will not be effective or enforceable in any respect and he will not be entitled to the payments set forth in Section 2. Provided that Zumwalt has not validly revoked this Agreement within such time period, the payments and benefits set forth in Section 2 of this Agreement will be paid and/or provided to Zumwalt in accordance with the terms of Section 2, subject to the terms of this Agreement.

19. Severability. If any provision of this Agreement is found invalid, or incapable of being enforced by reason of any law, rule or public policy, all other provisions shall, nevertheless, remain in full force and effect.

20. Assignability of Agreement. This Agreement, including the provisions of Sections 7 and 8, may be assigned, sold or otherwise conveyed by the Company to a successor or any other entity without Zumwalt’s authorization or agreement. This Agreement shall be enforceable by any such successor or assign. Zumwalt does not have the ability to assign, sell or otherwise convey this Agreement.

21. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be construed and governed in accordance with the laws of Florida. Any action commenced to enforce the terms of this Agreement shall be filed and maintained exclusively in the Circuit Court of the Thirteenth Judicial Circuit in and for Hillsborough County, Florida. The Company and Zumwalt hereby knowingly waive their rights to request a trial by jury in any litigation in any court of law, tribunal or legal proceeding involving or arising out of or related to this Agreement.

22. Attorney’s Fees. In the event litigation is commenced to enforce the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable legal costs and attorneys’ fees. In the event Zumwalt pursues any claim included within the Released Claims, PBSJ, and their officers, directors or employees shall be entitled to an award of legal costs and attorneys’ fees incurred in successfully defending the litigation.

23. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to: Benjamin Butterfield, 4030 West Boy Scout Boulevard, Suite 700, Tampa, FL 33607, and (ii) if to Zumwalt, to his address as reflected on the payroll records of PBSJ, or to such other address designated by the party by written notice in accordance with this provision.

24. Construction. No ambiguity in this Agreement shall be construed against any party based upon a claim that the party drafted the ambiguous language.

25. Amendments. This Agreement may only be modified, altered or rescinded pursuant to a subsequent written agreement, signed by all parties.

26. Headings. The headings are for the convenience of the parties, and are not to be construed as terms or conditions of this Agreement.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

28. Section 409A. This Agreement shall be construed in an manner consistent with the applicable requirements of, and exemptions to, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding the foregoing, PBSJ does not make any representation to Zumwalt that any benefits made pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A of the Code, and PBSJ shall have no liability or other obligation to indemnify or hold harmless Zumwalt for any tax, additional tax, interest or penalties that Zumwalt may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Zumwalt is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

This Agreement is freely and voluntarily entered into by the parties. The parties acknowledge that they have read this Agreement and that they understand the words, terms, conditions and legal significance of this Agreement.

3/10/10
Date	JOHN B. ZUMWALT, III.

State of Florida	}
County of Hillsborough	}

Sworn and subscribed before me this 10th day of March, 2010, by John B. Zumwalt, III, who is personally known to me or who has produced ____________________________ as identification.

(seal)
Notary Public, State of Florida

The PBSJ Corporation

3/9/10	By:
Date	Printed Name: Robert J. Paulsen
	Title:	Chairman/President and CEO

State of Florida	}
County of Hillsborough	}

Sworn and subscribed before me this 9th day of March, 2010, by Robert J. Paulsen, who is personally known to me or who has produced ____________________________ as identification.

(seal)
Notary Public, State of Florida

Addendum 1

See Attached List

Referenced in Section 7(c) of the Separation Agreement and Release

Addendum 1 to Separation Agreement

1. URSCorp	32. Kleinfelder
2. Jacobs	33. Brown and Caldwell
3. AECOM Technology Corp	34. Gannett Fleming
4. Fluor Corp	35. Stanley Consultants
5. CH2M Hill	36. Hatch Mott MacDonald
6. The Shaw Group	37. TranSystems Corp
7. Bechtel	38. David Evans and Associates
8. Tetra Tech	39. Carollo Engineers
9. Parsons	40. Leo A Daly
10. KBR	41. RBF Consulting
11. AMEC	42. Wilbur Smith Associates
12. Parsons Brinckerhoff	43. Arup (Americas)
13. MWH Global	44. Golder Associates
14. Black & Veatch	45. Reynolds Smith and Hills
15. HDR	46. POWER Engineers Inc.
16. Earth Tech	47. KCI Technologies
17. Louis Berger Group	48. Gresham, Smith and Partners
18. HNTB Cos	49. Vanasse Hangen Brustlin
19. Arcadis US	50. Greenman-Pedersen
20. HOK	51. Woolpert Inc.
21. Gensler	52. Hazen and Sawyer
22. CDM	53. Psomas
23. Kimley-Horn	54. Moffatt & Nichol
24. Burns & McDonnell	55. Greenhorne & O’Mara
25. MACTEC	56. Kennedy/Jenks
26. Fugro	57. Halcrow
27. HKS	58. Ellerbe Becket
28. Stantec	59. Jordan, Jones & Goulding
29. Malcolm Prime	60. Volkert & Associates
30. Michael Baker	61. Huitt-Zollars
31. Dewberry